Contact:
Investor Relations
ir@bsig.com
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BrightSphere Appoints Kelly Young as President and Chief Executive Officer,
Announces Rebranding as Acadian Asset Management Inc.

•Kelly Young to become CEO and Director
•BrightSphere Investment Group to rebrand to Acadian Asset Management Inc.
•BSIG ticker to change to AAMI

BOSTON, October 1, 2024 – BrightSphere Investment Group Inc. (NYSE: BSIG), or the “Company,” today announced that it is taking the logical next step in transitioning from its multi-boutique legacy structure to an efficient, streamlined and singularly focused asset manager. As part of this transition, which included the successful divestiture of six (6) of the company’s seven (7) affiliates, the Board of Directors has appointed Kelly Young, Chief Executive Officer of the Company’s sole remaining affiliate, Acadian Asset Management, as the Company’s President and Chief Executive Officer. Additionally, Ms. Young has been appointed to the Board of Directors of the Company. Ms. Young will continue to run the day-to-day operations of the Acadian Asset Management business. All changes are effective January 1, 2025.

Acadian, with $113 billion of assets under management and over 35 years of data-driven insights, is one of the top performing systematic investment managers in the world with unique capabilities in active equities, credit, and alternatives. Acadian uses rigorous portfolio construction, risk controls, and trading models to achieve outstanding investment performance, with 93%, 86%, 92% and 93% of strategies by revenue outperforming benchmarks over 1-, 3-, 5-, and 10-year periods.

As part of the transition, BSIG plans to change its name to Acadian Asset Management Inc., and the Company’s New York Stock Exchange symbol for its common stock will change to AAMI from BSIG. The Company’s New York Stock Exchange symbol for its 4.800% notes due 2026 will change to AAMI 26 from BSIG 26. Trading under the new name and symbol will begin on or about January 2, 2025.

“This repositioning of the public company allows for continued, sustained success and organic growth,” said Ms. Young. “I’m excited to continue working alongside the experienced team at Acadian and the Board to deliver best-in-class investment performance, diversified systematic strategies, and top-tier service to our investors.” Ms. Young will lead the more streamlined enterprise with a continued focus on generating alpha across its systematic investment platform. She added, “client-centered engagement is at the foundation of our business and will remain at the core of everything we do.”

In connection with the appointment of Ms. Young as President and Chief Executive Officer of the Company, Suren Rana will step down as President and Chief Executive Officer, effective December 31, 2024. There are no additional changes in personnel at Acadian or BrightSphere expected in connection with this transition.

“When I acquired our stake in BrightSphere, we had seven different affiliates. Over time we sold six of the affiliates to strategic acquirors and kept our crown jewel Acadian. This simplification of our business also allowed us to return $1.3 billion of capital to shareholders via share buybacks and strengthen our balance sheet by reducing debt. We also reduced our corporate overhead by approximately 70% over time, while making meaningful investments in expanding Acadian’s business into new areas including credit and equity alternatives which we expect will help generate sustained organic growth for the Company over time. Collectively, these efforts have produced strong returns for our shareholders. I thank Suren for his leadership and execution of this business transformation and wish him continued success in his future endeavors.

“This evolution to a single asset management company presents an exciting opportunity to focus exclusively on this exceptional business. At $113bn of AUM, Acadian has the scale, expertise, and track record to prosper as an independent public company. Kelly has years of hands-on experience building trusted relationships with Acadian’s clients from around the globe and is best positioned to lead the Company going forward. I look forward to continuing our work to build future value for Acadian’s clients and our shareholders,” said John Paulson, Chairman of the Board of Directors.

About BrightSphere and Acadian

BrightSphere is a global asset management holding company with one operating subsidiary, Acadian Asset Management, with approximately $113 billion of assets under management as of June 30, 2024. Acadian offers institutional investors across the globe access to a wide array of leading systematic strategies designed to meet a range of risk and return objectives. For more information, please visit BrightSphere’s website at www.bsig.com or Acadian’s website at www.acadian-asset.com. Information that may be important to investors will be routinely posted on the BSIG website.

Forward-Looking Statements

This press release includes forward-looking statements which may include, from time to time, statements about the Company’s board and management transition, the changes to the Company’s name and New York Stock Exchange symbols, and the Company’s operations, prospects and the anticipated performance of its business going forward. The words or phrases ‘‘will be,’’ ‘‘will continue,’’ ‘‘will remain,’’ ‘‘may be,’’ “plans,” and other similar expressions are intended to identify such forward-looking statements. Such statements are subject to various known and unknown risks and uncertainties and readers should be cautioned that any forward-looking information provided by or on behalf of the Company is not a guarantee of future performance.

Actual results may differ materially from those in forward-looking information as a result of various factors, some of which are beyond the Company’s control. Additional factors that could cause actual results to differ from the forward-looking statements in this release include: the board and management transition and the name and symbol changes may not occur as expected, including on the planned timing, or result in the expected benefits; our reliance on key personnel; our use of a limited number of investment strategies; our ability to attract and retain assets under management; the potential for losses on seed and co-investment capital; foreign currency exchange risk; risks associated with government regulation; and other facts that may be described in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2024. Due to such risks and uncertainties and other factors, the Company cautions each person receiving such forward-looking information not to place undue reliance on such statements. Further, such forward-looking statements speak only as of the date of this press release and the Company undertakes no obligations to update any forward-looking statement to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

This communication does not constitute an offer for any fund managed by the Company or any Affiliate of the Company.